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                                   Exhibit 99

Contact: Rudolph A. Lutterschmidt

         (610) 834-9600

                              FOR IMMEDIATE RELEASE

                                                       Nocopi Technologies, Inc.
                                                       9C Portland Road
                                                       West Conshohocken, PA
                                                       19428

DAMIAN C. GEORGINO JOINS NOCOPI TECHNOLOGIES, INC. BOARD OF DIRECTORS

West Conshohocken, PA May 11, 2004/PR Newswire - Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a company dedicated to providing solutions for product counterfeiting and diversion for national and international clients announced today the election of Damian C. Georgino to its board of directors. Mr. Georgino is currently a partner in the Corporate and Securities Practice Group of Pepper Hamilton LLP.

"Damian brings to our Board a wide range of expertise, including corporate finance and corporate development," said Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. "His experience with both large and small companies will be invaluable to Nocopi as we plan for the future growth of our existing security products and services and new product development activities."

Damian Georgino's current practice at Pepper Hamilton includes the full array of corporate legal services, from general business planning to highly specialized matters, including international corporate transactions, and the structuring, financing and successful completion of mergers, acquisitions, divestitures and other business combinations. He has experience with public and private companies, from emerging technology enterprises to global Fortune 50 enterprises. Mr. Georgino's practice also includes public and private equity, debt and venture capital transactions.

Before joining Pepper, Mr. Georgino was the founding corporate partner in the Pittsburgh office of LeBoeuf, Lamb, Greene & MacRae, LLP. He was a member of that firm's global mergers and acquisitions, corporate, project finance and emerging business practice groups.

He also was the founder and managing principal of Greenbrier Capital Partners LLC, a private equity firm and merchant bank.

From 1995 to 1999, Mr. Georgino served as executive vice president, general counsel and corporate secretary of United States Filter Corporation.



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From 1988 to 1995, Mr. Georgino was a general attorney and business unit counsel for Alcoa, Inc., where he represented several fast-growing international businesses and had corporate finance and corporate development responsibilities for the Fortune 50 enterprise.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, under the caption "Uncertainties That May Affect the Company, its Operating Results and Stock Price"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.